March 19, 2013

Nicolet Bankshares, Inc.

111 North Washington Street

Green Bay, Wisconsin 54305

Mid-Wisconsin Financial Services, Inc.

132 West State Street

Medford, Wisconsin 54451

RE:

Merger of Mid-Wisconsin Financial Services, Inc. with and into Nicolet Bankshares, Inc.

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Mid-Wisconsin Financial Services, Inc. (“Mid-Wisconsin”), a Wisconsin corporation with and into Nicolet Bankshares, Inc. (“Nicolet”), a Wisconsin corporation, with Nicolet as the surviving entity, in accordance with the terms set forth in that certain Agreement and Plan of Merger made and entered into as of November 28, 2012 (the “Merger Agreement”). Specifically, you have requested us to opine that the Merger will constitute a “tax-free” reorganization within the meaning of section 368 of the Code.1 /

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)

The Merger Agreement;

(b)

The Officer’s Tax Certificates of each of Mid-Wisconsin and Nicolet that have been delivered to the undersigned and incorporated herein by reference;

(c)

The Proxy Statement of Nicolet related to the Merger; and

1/

All section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder (the “Regulations”).

Mid-Wisconsin Financial Services, Inc.
Nicolet Bankshares, Inc.
March 19, 2013

(d)

Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

LAW

A.

Statutory Requirements of “A” Reorganization

Section 368(a) defines “reorganization” to include several different types of transactions. An “A” Reorganization is defined as a “statutory merger or consolidation.”2/ The Regulations generally provide that a statutory merger or consolidation is a transaction effected pursuant to a statute in which, as a result of the operation of such statute, all of the assets and liabilities of the transferor combining unit (i.e., the target corporation) become the assets and liabilities of one or more members of the transferee combining unit (i.e., the acquiring corporation and its subsidiaries), and the target ceases its separate legal existence.3/

B.

Applicable Judicial Doctrines

In addition to the statutory requirements discussed above, several judicial doctrines must be satisfied to qualify for nonrecognition under Section 368(a):  (i) continuity of interest (“COI”), (ii) business purpose, and (iii) continuity of business enterprise (“COBE”). COI requires a substantial part of the value of the proprietary interest in the target corporation to be preserved in the reorganization.4/ In general, COI exists if the target’s stockholders receive consideration for their target stock that is at least 40% equity by value.5/ The business purpose doctrine requires the reorganization to be in

2/

Code § 368(a)(1)(A).

3/

Treas. Reg. § 1.368-2(b)(1)(ii).

4/

Treas. Reg. § 1.368-1(e).

5/

See Treas. Reg. § 1.368-1(e)(2)(v), Ex. 1.

Mid-Wisconsin Financial Services, Inc.
Nicolet Bankshares, Inc.
March 19, 2013

furtherance of a bona fide business purpose other than the avoidance of tax.6/ COBE exists if the acquiring corporation either (i) continues the target’s historic business or (ii) uses a significant portion of the target’s historic business assets in a business.7/ The fact that the acquiring corporation is in the same line of business as the target tends to establish COBE, but is not alone sufficient.8/

C.

Tax Consequences of Reorganization

Reorganizations are subject to special tax treatment under the Code. The target corporation that transfers its assets to an acquiring corporation recognizes neither gain nor loss if, pursuant to a plan of reorganization, the target corporation receives stock or securities of another corporation that is also a party to the reorganization.9/ Likewise, the acquiring corporation will not recognize any gain or loss upon the issuance of its stock in exchange for the target’s properties.10/ The acquiring corporation’s basis in the assets transferred from the target will be equal to the target’s basis in such assets, increased by the amount of gain recognized by the target on such transfer, if any.11/ The target’s tax attributes generally carry over to the acquiring corporation.12/ Shareholders of the target corporation who, pursuant to a plan of reorganization, exchange their stock or securities for stock or securities of another corporation that is a party to the reorganization recognize no loss and generally recognize gain only to the extent that other property is received.13/ The target’s former shareholders’ basis in the stock received from the acquiring corporation will be equal to the basis in the target stock surrendered, decreased by the amount of cash or other property received, and increased by the amount of gain recognized.14/

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A) to which Mid-Wisconsin and Nicolet are parties. Accordingly, it is our opinion that:

6/

See, e.g., Treas. Reg. § 1.368-2(g) (tax-free reorganization “must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization”). See also Gregory v. Helvering, 293 U.S. 465 (1935).

7/

Treas. Reg. § 1.368-1(d)(1). The target’s historic business is the business it has conducted most recently, and the historic business assets are the assets used in target’s historic business. Treas. Reg. § 1.368-1(d)(2).

8/

Treas. Reg. § 1.368-1(d)(2)(i).

9/

See Code §§ 357, 361. A “party to a reorganization” includes (i) a corporation resulting from a reorganization, and (ii) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Code § 368)(b).

10/

Code § 1032(a).

11/

Code § 362(b).

12/

Code § 381(a).

13/

See Code §§ 354, 356.

14/

Code § 358(a).

Mid-Wisconsin Financial Services, Inc.
Nicolet Bankshares, Inc.
March 19, 2013

a.

No gain or loss will be recognized for federal income tax purposes by a Mid-Wisconsin shareholder upon the exchange of shares of Mid-Wisconsin stock solely for shares of Nicolet stock, other than gain, if any, recognized with respect to the cash received in lieu of the issuance of a fractional share of Nicolet stock, which will be taxed in the manner described in paragraph c below.

b.

A Mid-Wisconsin shareholder receiving only cash in exchange for his or her Mid-Wisconsin stock in the Merger, whether as a result of the receipt of cash under the terms of the Merger Agreement, a decision by such shareholder to exercise his or her statutory right to dissent in connection with the Merger, or otherwise, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her Mid-Wisconsin stock surrendered in the Merger. Any gain recognized by such a Mid-Wisconsin shareholder generally will be long-term capital gain if the Mid-Wisconsin shareholder’s holding period with respect to the Mid-Wisconsin stock surrendered in the Merger is more than one year.15/

c.

Cash, if any, received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by Nicolet. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. 16/

d.

The basis of the Nicolet stock, not including any basis allocable to any  fractional share of Nicolet stock that is treated as issued in the Merger and immediately redeemed, that is received by a Mid-Wisconsin shareholder in the Merger will equal the shareholder’s basis in the Mid-Wisconsin stock surrendered therefor.17/

e.

The holding period of the Nicolet stock received by a Mid-Wisconsin shareholder will include the period during which such shareholder held the Mid-Wisconsin stock surrendered therefor, provided the Mid-Wisconsin stock was a capital asset in the hands of such shareholder at the time of the Merger. 18/

f.

No gain or loss will be recognized by Nicolet or Mid-Wisconsin as a consequence of the Merger.19/

g.

In the event that a Mid-Wisconsin shareholder receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of Nicolet common stock) and Nicolet common stock in exchange for Mid-Wisconsin common stock,

15/

Code §§ 1001, 1221-1223.

16/

Code § 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

17/

Code § 358(a)(1).

18/

Code § 1223(1).

19/

Code § 361(a).

Mid-Wisconsin Financial Services, Inc.
Nicolet Bankshares, Inc.
March 19, 2013

such shareholder will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Mid-Wisconsin common stock in the merger (excluding cash received in lieu of a fractional share) plus the fair market value of Nicolet common stock (including the fair market value of any fractional share) received in the merger, over (b) the shareholder’s adjusted tax basis in the shares of Mid-Wisconsin common stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the merger.  Any taxable gain to a Mid-Wisconsin shareholder on the exchange of Mid-Wisconsin common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on whether the shareholder has held such Mid-Wisconsin common stock for more than one (1) year in the case of long-term capital gain or one (1) year or less in the case of short-term capital gain).

In the event that a Mid-Wisconsin shareholder has shares of Mid-Wisconsin stock acquired at different times or with differing tax basis, the above determinations will need to be made separately with respect to each such share (or block of shares) exchanged by such shareholder in the Merger.

*   *   *   *   *

Our opinion expressed herein is based upon the existing provisions of the Code, the Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, all as in effect as of the date hereof. Any change in applicable law, which could be retroactive in application, could modify the legal conclusions upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Mid-Wisconsin shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Mid-Wisconsin common stock as “capital assets” within the meaning of section 1221 of the Code, and shareholders who acquired their shares of Mid-Wisconsin stock pursuant to the exercise of Mid-Wisconsin options or otherwise as compensation.

This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

We hereby consent to the filing of the opinion as an exhibit to Nicolet’s Registration Statement on Form S-4 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form S-4 under the caption “Material United States Income Tax Consequences of the Merger” and “Legal Matters.”

Mid-Wisconsin Financial Services, Inc.
Nicolet Bankshares, Inc.
March 19, 2013

Very truly yours,

/s/ BRYAN CAVE LLP